UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 19, 2013

HORIZON MINERALS CORP.
(Exact name of registrant as specified in its charter)

DELAWARE	333-176798	41-2281448
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

9101 West Sahara Avenue
Suite 105 – 197
Las Vegas, Nevada	89117
(Address of principal executive	(Zip Code)
offices)

Registrant's telephone number, including area code (587) 984-2321

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS AND CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Effective September 19, 2013, Yang Min Lui resigned as the President, Secretary and as a member of the Board of Directors of Horizon Minerals Corp. (the “Company”). There were no disagreements between Mr. Lui and the Company regarding any matter relating to the Company’s operations, policies or practices.

To fill the vacancy created by Mr. Lui’s resignation, the Company appointed Robert Fedun as the President, Secretary and as a member of the Board of Directors of the Company.

Mr. Fedun, age 69, has been actively involved in the oil and gas industry for the past forty years. From 1994 to 2012, Mr. Fedun served as Chief Executive Officer and President of Dynamic Resources Corp., a corporation listed on the CNSX, engaged in oil and gas exploration primarily in North Louisiana and Texas. From 1988 to 1994, Mr. Fedun served as Chief Executive Officer and President of International Focus, a company engaged in oil and gas exploration and gas compressing leasing. From 1982 through 1988, Mr. Fedun was the Vice President of Sales, Engineering and Manufacturing for PAMCO (Power Application and Manufacturing Company). Mr. Fedun was responsible for quality control of gas compressor packages, preparing budgets on future sales, expanding domestic and international sales of gas compressors.

There is no family relationship among the directors or officers. There is currently no compensation arrangement with Mr. Fedun. During the last two years, there have been no transactions or proposed transactions that the Company was or is a party to in which Mr. Fedun has a direct or indirect material interest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON MINERALS CORP.

Date: September 20, 2013

	By:	/s/ Robert Fedun
ROBERT FEDUN
President